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EXHIBIT 99.2


UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE
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In re                                        Chapter 11

MOONEY AEROSPACE GROUP, INC.,                Case No. 04-11733 (MFW)

          Debtor
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                               CONFIRMATION ORDER
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         The Second Amended Chapter 11 Plan (the "Plan") under Chapter 11 of the
Bankruptcy Code filed by Mooney Aerospace Group, Inc., (the "Debtor") on September 27, 2004 having been transmitted to creditors and equity security holders; and

         It having been determined after hearing on notice that the requirements for confirmation set forth in 11 U.S.C. 1129(a) having been satisfied;

         IT IS ORDERED, that:

         1. SETTLEMENT OF CONFIRMATION OBJECTION. The November 30, 2004 objection of Helen G. Schwartz, Chapter 7 Trustee ("Texas Trustee") in the proceedings in the United States Bankruptcy Court, Western District of Texas, San Antonio Division, entitled In re: Mooney Aircraft Corporation, Bankruptcy Number 01-53433 ("'Texas Bankruptcy"), is hereby resolved based upon this Order of this Court that any claims the Texas Trustee may possess, including; but not limited to claims for cider and abettor and/or control person liability under the Texas Securities Act, the Securities Act of 1933 or the Securities Act of 1934, against any and all non-debtor individuals and entities, #10958.1 shall not be released, enjoined or otherwise affected by the Plan or this Order of Confirmation; and, Nothing herein shall grant any rights to pursue claims arising from the Debtor's May 2004 transfer of Mooney Airplane Company shares to Allen Holding & Finance, Ltd or other claims that are vested only in the Debtor under the Bankruptcy Code.

         2. PLAN MODIFICATION. The Plan is deemed modified as follows:

(a) Article 7.1 is deemed modified to provide that "All executory contracts and unexpired leases are deemed rejected on the Effective Date," and

(b) Article 2.2 shall be deemed modified to provide the following additional sentence:

         Shares distributed on account of the Class 1 Claim shall not be subject to the restrictions on reselling set forth in Article 4.5 of the Plan. AHF shall contribute said shares to the Class 1 Claimant as may be required by this paragraph.

(c)      Article 1.26 shall be deemed modified to provide that:

         "Effective Date" shall be the date the Confirmation Order is entered, provided, however, that the distribution of shares under the Plan shall be effectuated as soon as practicable thereafter.

(d)      Article 9.4 shall be deemed deleted from the Plan.

(e)      Article 6.2 shall be deemed modified as follows:

         Pursuant to Section 1123(b)(2) of the Bankruptcy Code, the Plan constitutes a binding final settlement of any claims the Debtor may have against holders of secured debentures, Alpha and AHF, arising from or relating to the transfer of the MAC shares to AHF.

         3. CONFIRMATION. The Plan, as modified by this Order, is hereby confirmed.


Dated: Wilmington, Delaware
December 15, 2004

                                             /s/ signature
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                                             UNITED STATES BANKRUPTCY JUDGE